UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☐	Definitive Proxy Statement.
☒	Definitive Additional Materials.
☐	Soliciting Material Pursuant to §240.14a-12.

AXALTA COATING SYSTEMS LTD.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(6)	Amount Previously Paid:

	(7)	Form, Schedule or Registration Statement No.:

	(8)	Filing Party:

	(9)	Date Filed:

Axalta Coating Systems Ltd. (“Axalta” or the “Company”) filed a definitive proxy statement with the Securities and Exchange Commission on March 20, 2020 (our “Proxy Statement”), relating to the 2020 Annual General Meeting of Members to be held on April 29, 2020, at 2:15 p.m., local time. The information included below updates the “Independent Registered Public Accounting Firm” section of Proposal No. 2 of our Proxy Statement and should be read in conjunction with our Proxy Statement. We believe this update provides important information for shareholders to review in connection with voting on Proposal No. 1 and Proposal No. 2 included in our Proxy Statement and described below.

For the reasons set forth below, the Board of Directors believes the fees paid to PwC in 2019 for non-audit services were not excessive and reiterates its recommendation that shareholders vote (1) “FOR” Proposal No. 1, to elect one Class III director for a term ending at the 2021 Annual General Meeting of Members, and (2) “FOR” Proposal No. 2, to appoint PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm and auditor until the conclusion of the 2021 Annual General Meeting of Members and to delegate authority to the Board of Directors of the Company, acting through the Audit Committee, to set the terms and remuneration thereof.

More specifically, under the heading “Updated “Independent Registered Public Accounting Firm” section of Proposal No. 2 of our Proxy Statement” below, we have provided additional details as to certain tax fees paid to our independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), for the year-ended December 31, 2019. As discussed under that heading, approximately $1.575 million, or 22.4%, of the tax fees paid to PwC in 2019 were for tax advisory services in connection with a significant one-time capital structure event, Axalta’s review of strategic alternatives, which the Board undertook to explore appropriate alternatives to maximize value for our shareholders and which was initiated on June 19, 2019 and concluded on March 31, 2020. Given PwC’s deep knowledge of our operations and structure, we believe that it is unlikely that another service provider would have been able to provide the needed level of expertise, on both a timely and cost-effective basis, to support the review of strategic alternatives.

Excluding PwC’s 2019 fees related to this significant one-time capital structure event, the fees paid to PwC for the audit of the Company’s consolidated financial statements for the year ended December 31, 2019, together with the audit-related fees and tax compliance fees ($5.974 million in total), exceed the non-audit fees paid to PwC ($4.761 million).

Further, the Audit Committee discussed and determined that PwC’s performance of the tax services would not impair its independence. Nonetheless, our Audit Committee has instructed PwC and management that, absent extenuating circumstances, such as in the case of the significant one-time capital structure event described above, PwC’s audit, audit-related and compliance fees should comprise a majority of its overall fees.

Updated “Independent Registered Public Accounting Firm” section of Proposal No. 2 of our Proxy Statement

Independent Registered Public Accounting Firm

The following table shows the aggregate fees for professional services provided by PwC and its affiliates for the audits of the Company’s consolidated financial statements for the years ended December 31, 2019 and 2018, and other services rendered during such years:

Fee Category	2019 ($000s)	2018 ($000s)
Audit Fees	$5,049	$5,337
Audit-Related Fees	220	506
Tax Fees	7,034	5,092
All Other Fees	7	7
TOTAL	$12,310	$10,942

Audit Fees

Audit Fees were for professional services rendered for the audit of the U.S. GAAP consolidated financial statements and the effectiveness of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, statutory audits and quarterly reviews.

Audit-Related Fees

Audit-Related Fees consist of the fees and expenses for audits and related services that are not required under securities laws, reviews of financial statements and due diligence associated with acquisitions.

Tax Fees

Tax Fees consist of the fees and expenses for tax planning, advisory and compliance services. Compliance fees consist of the aggregate fees billed for professional services rendered for tax return preparation and related compliance documentation. The following table details the associated tax fees for 2019 and 2018.

	2019 ($000s)	2018 ($000s)
Tax Legislation and Related Developments	$1,690	$1,538
Tax Advisory Services – Review of Strategic Alternatives	1,575	—
Tax Planning and Advisory Services	3,064	3,065
Tax Compliance	705	489
TOTAL	$7,034	$5,092

When engaging PwC on these matters, management and the Audit Committee considered PwC’s expertise in domestic and international corporate taxation as well as its institutional knowledge of our operations. As such, management and the Audit Committee determined that the engagement of PwC would ensure efficient and quality advice that is pertinent to our business and consistent with our overall business strategy.

In particular, advice from PwC was required in 2019 in connection with a significant one-time capital structure event, the Company’s review of strategic alternatives, which is described elsewhere in this Proxy Statement, and the fees for such advice ($1.575 million) represent approximately 22.4% of the total “Tax Fees” set forth in the table above. PwC played a critical role in advising the Company regarding various potential tax structuring matters and related tax consequences throughout the course of the review of strategic alternatives. Given PwC’s deep knowledge of our operations and structure, we believe that it is unlikely that another service provider would have been able to provide the needed level of expertise, on both a timely and cost-effective basis. The Audit Committee reviewed and pre-approved PwC’s engagement and the associated fees, and considered in each case whether such fees would impair the independence of PwC in auditing the Company’s consolidated financial statements for the year ended December 31, 2019. Following the conclusion of the review of strategic alternatives in March 2020, we do not expect to incur additional fees from PwC for this work.

The Audit Committee discussed and determined that PwC’s performance of the tax services would not impair its independence. Nonetheless, our Audit Committee has instructed PwC and management that, absent extenuating circumstances, such as in the case of the significant one-time capital structure event described above, PwC’s audit, audit-related and compliance fees should comprise a majority of its overall fees.

All Other Fees

Fees for all other services and related expenses not included in other fee categories, principally for accounting research software.